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Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

January 22, 2013

USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701

Re: Distribution Reinvestment Plan of USA Compression Partners, LP

Ladies and Gentlemen:

        We have acted as special counsel to USA Compression Partners, LP, a Delaware limited partnership (the "Partnership"), in connection with the proposed issuance of up to 4,150,000 common units representing limited partner interests in the Partnership (the "Common Units"), to be issued pursuant to the Partnership's Distribution Reinvestment Plan (the "Plan"). The Common Units are included, and the Plan is set forth, in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on April 4, 2012 (Registration No. 333-180551) (as amended, the "Registration Statement"). The term "Common Units" shall include any additional common units registered by the Partnership pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Common Units.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and we express no opinion with respect to any other laws.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Common Units shall have been issued by the Partnership against payment therefor in the circumstances contemplated by the Plan as described in the Registration Statement, the issue and sale of the Common Units will have been duly authorized by all necessary limited partnership action of the Partnership, and the Common Units will be validly issued and, under the Delaware Act, purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

        We call to your attention that limited partners that participate in the control of the business of the Partnership within the meaning of Section 17-303(a) of the Delaware Act may under certain circumstances have liability to persons who transact business with the Partnership.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Validity of the Common Units." We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Common Units. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP

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  Exhibit 5.1